Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:

Bill Horning / Kosta Karmaniolas

925.658.6193 / 925.658.6137

THE PMI GROUP, INC. ANNOUNCES THE ADOPTION OF

AMENDED AND RESTATED TAX BENEFITS PRESERVATION PLAN

Walnut Creek, CA, February 18, 2011 - The PMI Group, Inc. (NYSE: PMI) today announced that its Board of Directors has adopted an Amended and Restated Tax Benefits Preservation Plan, between The PMI Group and American Stock Transfer & Trust Company, LLC, as rights agent, which amends and restates The PMI Group’s original Tax Benefits Preservation Plan entered into between The PMI Group and the rights agent on August 12, 2010.

The amendments:

•	extend the final expiration date from August 11, 2011 under the original plan to February 16, 2014 under the amended plan;

•

provide that the amended plan will expire if The PMI Group’s Board of Directors determines that a limitation on the use of tax benefits under Section 382 of the Internal Revenue Code would no longer be material to The PMI Group;

•	provide that the amended plan will expire on August 11, 2011 if stockholder approval of the amended plan has not been received before such time; and

•	provide that The PMI Group’s Board of Directors will consider at least annually whether to permit the amended plan to expire.

All of the other terms of the amended plan remain the same as the original plan. The amended plan will be submitted to The PMI Group’s stockholders for approval at The PMI Group’s 2011 annual meeting.

Additional information regarding the amended plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A/A that The PMI Group is filing with the Securities and Exchange Commission.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. The amended plan is designed to deter certain transfers of our common stock that could result in an “ownership change”. However, the amended plan does not deter all types of transfers that could result in an ownership change, such as sales of our common stock, nor does the amended plan prevent transfers of our common stock. Accordingly, there can be no assurance that the amended plan will deter or prevent an ownership change. We undertake no obligation to update forward-looking statements.